UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report (or Date of Earliest Event Reported): January 1, 2012

Homeowners Choice, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Florida	001-34126	20-5961396
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2340 Drew Street, Suite 200

Clearwater, Florida 33765

(Address of Principal Executive Offices)

(727) 213-3600

(Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective January 1, 2012, we entered into an “all other perils” reinsurance agreement with various reinsurers for the period January 1, 2012 through May 31, 2012. The agreement covers most catastrophes except hurricanes and covers only the policies we acquired from HomeWise Insurance Company in November of 2011. Under the agreement, we retain the first $5 million of risk and the reinsurers cover $10 million per occurrence up to a maximum of $20 million. The premium for the coverage is $850,000.

The foregoing summary of the reinsurance agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the reinsurance agreement, which will be filed as an exhibit to our Form 10-K for the fiscal year ended December 31, 2011.

In addition, the information included in Item 5.02 of this Form 8-K is hereby incorporated by reference into this Item 1.01.

Item 5.02 Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(e)

On February 15, 2012, we paid performance bonuses to the following officers:

Chief Executive Officer Paresh Patel	$400,000
Chief Financial Officer Richard R. Allen	$70,000
Division President – Real Estate Operations	$70,000

On February 16, 2012, we entered in a retention bonus agreement with our chief executive officer, Paresh Patel. Under the agreement, Mr. Patel received a bonus of $600,000 that he must repay pro rata if he does not remain employed by us until December 16, 2012. A copy of the retention bonus agreement will be filed as an exhibit to our Form 10-K for the fiscal year ended December 31, 2011.

Item 502(c)

On March 8, 2012, we entered into an executive employment agreement with Scott R. Wallace, who has agreed to serve as our Division President of Property and Casualty Insurance. As such he will serve as president of Homeowners Choice Property & Casualty Insurance Company, Inc., our principal operating subsidiary. The agreement calls for an annual base salary of $300,000 and the execution of a restricted stock agreement providing the issuance of 100,000 shares of restricted stock, of which 50,000 shares will vest over a five year period and 50,000 shares will vest if the company’s share price meets specified price targets over five years. The restricted stock will vest upon a change in control. The executive employment agreement has a three-year term, and he will be entitled to severance payments equal to six months base salary if he is terminated without cause and will be entitled to his full base salary if he is terminated without cause within two years after a change in control.

The foregoing summary of the executive employment agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the executive employment agreement and associated agreements, which will be filed as an exhibit to our Form 10-K for the fiscal year ended December 31, 2011.

Scott R. Wallace, age 60, has over 30 years of property and casualty insurance and reinsurance experience. Since 2007, he has served as the president, chief executive officer and executive director of Citizens Property Insurance Corporation, Florida’s state backed property insurer, where he was responsible for management and operations of Florida’s largest homeowners insurance company. Before becoming president, he served from 2006 to 2007 as Citizens’ senior vice president of operations. During 2005, Mr. Wallace served as a consultant to Fairway Holdings, a managing general agency. From 1992 to 2005, he served in various executive roles at W.R. Berkley Corporation, a multi-billion dollar New York Stock Exchange-listed insurance holding company. Mr. Wallace holds a bachelor of science degree in marketing from Arizona State University. Mr. Wallace has no familial relationships within our company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: March 14, 2012.

HOMEOWNERS CHOICE, INC.

BY:	/s/ Richard R. Allen
Name:	Richard R. Allen
Title:	Chief Financial Officer

A signed original of this Form 8-K has been provided to Homeowners Choice, Inc. and will be retained by Homeowners Choice, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.